EXHIBIT 23(j)



                          INDEPENDENT AUDITORS' CONSENT



To the Board of Trustees and Shareholders
CMG Money Market Fund;


We consent to the use of our report, included herein, dated April 1, 2002 and to the references to our firm under the headings "Independent Auditors" in the prospectus and the statement of additional information.


KPMG LLP


April 1, 2002







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